SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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NEXIQ TECHNOLOGIES, INC.

(formerly WPI Group, Inc.)

(Name of Registrant as Specified in Its Charter)

___________________________________________

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[NEXIQ TECHNOLOGIES LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held July 18, 2001

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of NEXIQ Technologies, Inc. will be held at the Company's corporate headquarters at 1155 Elm Street, Manchester, New Hampshire, on July 18, 2001 at 10:00 a.m., local time, for the following purposes:

     1.   To elect eight directors to the Board of Directors.

     2.   To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending September 30, 2001.

     3.   To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on June 19, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

William V. A. Zorn, Secretary

June 27, 2001

YOUR VOTE IS IMPORTANT

On behalf of the Board of Directors we urge you to promptly mark, sign, date and return the accompanying proxy in the enclosed envelope even if you plan to attend the Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Meeting. You may revoke your proxy and vote in person if you decide to attend the Meeting.

NEXIQ TECHNOLOGIES, INC.

PROXY STATEMENT

2001 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NEXIQ Technologies, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on July 18, 2001, and any adjournment thereof.

     Copies of this Proxy Statement and the accompanying proxy are being mailed on or about June 27, 2001 to the holders of record of the common stock of the Company on June 19, 2001 (the "Record Date"). On that date there were 9,608,523 shares of common stock outstanding and entitled to vote. The proxy may be revoked by a shareholder at any time prior to its use by giving notice of such revocation to the Secretary of the Company prior to the Annual Meeting, by appearing at the Meeting and voting in person or by returning a duly executed proxy bearing a later date. The expense of this solicitation will be paid by the Company. Some of the officers and regular employees of the Company may solicit proxies personally and by telephone.

     At the Meeting, each shareholder will be entitled to one vote for each share of stock standing in such shareholder's name on the books of the Company at the close of business on the Record Date.

     The presence at the Meeting in person or by proxy of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum.

     Properly executed proxies will be voted in accordance with the directions made in the proxy card by the shareholder. If no directions are given in an otherwise properly executed proxy, the proxy will be voted in accordance with the recommendation of the Board of Directors as described in this Proxy Statement.

     The Company will treat abstentions and broker non-votes as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will have the effect of a vote against the appointment of independent accountants.

     A plurality of the votes cast is required for the election of directors. The affirmative vote of the majority of the shares present or represented at the Meeting is required to ratify the appointment of independent accountants for fiscal year 2001.

     The mailing address of the principal executive offices of the Company is 1155 Elm Street, Manchester, New Hampshire 03101.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

(ITEM 1 ON THE PROXY CARD)

      The Board of Directors of the Company is currently composed of eight directors, although up to 15 directors are permitted by the Company's By Laws. Eight directors are to be elected at the Meeting to serve one-year terms until the 2002 Annual Meeting of Shareholders and until their respective successors are elected and qualify. The Board of Directors has nominated John R. Allard, Lawrence S. Coben, Paul J. Giovacchini, Irwin N. Gold, Joseph A. Julian, Jr., David A. Preiser, Michael D. Stewart and Bernard H. Tenenbaum, each of whom is currently a director, for election to the Board of Directors.

     The Board of Directors believes that all nominees are willing and are able to serve as directors, but if any nominee should decline to serve or become unavailable for election as a director at the Meeting, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors accordingly.

     The following table sets forth, as of May 31, 2001, certain information as to the nominees:

Name	Age	Director Since	Position with the Company
John R. Allard .............................	36	1998	Chairman and Chief Executive Officer
Lawrence S. Coben.....................	43	2001	Director
Paul G. Giovacchini......................	44	1990	Director
Irwin A. Gold...............................	44	2000	Director
Joseph A. Julian, Jr.......................	33	2000	Director
David A. Preiser...........................	44	2000	Director
Michael D. Stewart.......................	32	2000	Director
Bernard H. Tenenbaum.................	46	1994	Director

     John Allard has been Chairman of the Company since July 2000, a director of the Company since August 1998 and Chief Executive Officer of the Company since December 1999. From February 1999 to December 1999, Mr. Allard served as President and Chief Operating Officer of the Company. Mr. Allard was Senior Vice President, Business Development from August 1998 to February 1999. Mr. Allard is also a Director and Senior Partner of Allard-Nazarian Group, Inc., where he served as Chief Executive Officer from December 1992 to August 1998.

     Lawrence Coben has been a director of the Company since January 2001. Mr. Coben has been a principal of Sunrise Capital Partners, L.P. ("Sunrise"), a private investment fund, since January 2001. From 1997 to 2000, Mr. Coben provided consulting services, primarily to energy and environmental industries. Prior to 1997, Mr. Coben was Chief Executive Officer of Bolivian Power Company, Ltd. and Managing Director of Liberty Power Corp.

     Paul Giovacchini has been a director of the Company since September 1990. Mr. Giovacchini has been a Senior Investment Manager for Signal Capital Corporation, a Massachusetts-based investment firm, since August 1990. Since 1995, Mr. Giovacchini has also been a partner of Seacoast Capital Partners, L.P., a private equity investment partnership which focuses on investing in small, growing companies.

     Irwin Gold has been a director of the Company since July 2000. Mr. Gold is a Senior Managing Director and member of the Board of Directors of Houlihan Lokey Howard & Zukin, ("Houlihan Lokey"), an affiliate of Sunrise. Mr. Gold is a principal of Sunrise and has been national co-director of Houlihan Lokey's Financial Restructuring Group since 1988. Mr. Gold is also a director of Cole National Corporation.

     Joseph Julian, Jr. has been a director of the Company since July 2000. Mr. Julian is currently a principal of Sunrise. Mr. Julian has worked for the Financial Restructuring Group of Houlihan Lokey since 1989.

     David Preiser has been a director of the Company since July 2000. Mr. Preiser is currently the Managing Partner of Sunrise. Mr. Preiser has worked for the Financial Restructuring Group of Houlihan Lokey since 1991. Mr. Preiser is also a director of Jos A. Bank Clothiers and NVR, Inc.

     Michael Stewart has been a director of the Company since July 2000. Mr. Stewart is currently a principal of Sunrise. Mr. Stewart has worked for the Financial Restructuring Group of Houlihan Lokey since 1990.

     Bernard Tenenbaum has been a director of the Company since 1994. Since April 1997, Mr. Tenenbaum has been President of the Children's Leisure Products Group of The Jordan Company, a leveraged buyout firm based in New York. From 1993 to 1997, Mr. Tenenbaum was Vice President, Corporate Development, of Russ Berrie & Company, a global impulse-gift company. Mr. Tenenbaum was also the founding Director of the George Rothman Institute for Entrepreneurial Studies at Fairleigh Dickinson University in New Jersey. He also served as the Associate Director of the Sol C. Snider Entrepreneurial Center of the Wharton School at the University of Pennsylvania. In addition to his career in business development and advanced business studies, Mr. Tenenbaum has served as a business consultant for AT&T, IBM, CIGNA Corporation and the Philadelphia Phillies.

Recommendation of the Board of Directors

     The Board of Directors recommends that shareholders vote "FOR" the election of the eight nominees. Proxies solicited by the Board of Directors will be voted "FOR" the eight nominees unless otherwise indicated.

Board of Directors and Committees of the Board

     The Board of Directors held ten meetings during the last fiscal year. With the exception of Irving Gutin, each of the directors attended 75% or more of the aggregate total number of Board meetings and total number of meetings of Committees on which the director served. There are two committees of the Board, the Audit Committee and the Stock Option/Compensation Committee. The Audit Committee, consisting of Stephen Carlotti, Paul Giovacchini, Irving Gutin, Steven Shulman, Bernard Tenenbaum and James Risher from October 1999 through July 2000 and consisting of Paul Giovacchini, Joseph Julian, Jr. and Michael Stewart from August 2000 through September 2000, held four meetings during the 2000 fiscal year. The Audit Committee reviews the scope of and the results of the audit by the independent public accountants, makes recommendations to the Board as to the selection of independent public accountants for each fiscal year, and reviews the adequacy of the Company's internal accounting and financial controls.

     The Stock Option/Compensation Committee, consisting of Irving Gutin, Steven Shulman and Bernard Tenenbaum from October 1999 through July 2000 and consisting of Joseph Julian, Jr., David Preiser and Bernard Tenenbaum from August 2000 to September 2000 held two meetings during the 2000 fiscal year. The Stock Option/Compensation Committee is responsible for reviewing and making recommendations to the Board on matters concerning the administration of the employee incentive plans and the compensation of executive officers of the Company. The Company does not have a nominating committee.

Compensation of Directors

     Directors who are not employees of the Company receive an annual fee of $14,000 and $250 for each committee meeting attended; committee chairmen receive an additional $500 annual fee for each committee they chair. Directors may elect to take all or a portion of their annual retainer in shares of Company common stock. Directors who are employees of the Company do not receive any directors' fees.

Executive Officers

     Officers serve at the discretion of the Board of Directors. The following table sets forth certain information concerning the executive officers of the Company.

Name	Age	Position and Offices
John R. Allard	36	Chairman of the Board and Chief Executive Officer
Jack E. Schang	64	President and Chief Operating Officer
John W. Powers	44	Vice President and Chief Financial Officer

     Jack E. Schang has been President and Chief Operating Officer of the Company since December 2000. From 1998 to 2000 Mr. Schang was Chief Operating Officer of Orbcomm Enterprises, a provider of wireless products for the transportation industry. From 1996 to 1998, Mr. Schang was Vice President and General Manager of Qualcomm's OmniTRACS division, a provider of satellite tracking and communications for mobile workforces. Prior to his tenure at Qualcomm, Mr. Schang held senior executive positions at Rockwell International, Ryder-P*I*E and Allied Van Lines.

     John Powers has been Vice President and Chief Financial Officer of the Company since February 1997. From August 1993 to February 1997, Mr. Powers was the Chief Financial Officer of Janco Companies, a manufacturer of medical and electronic products. Prior to August 1993, Mr. Powers was a certified public accountant with national and regional public accounting firms.

SECURITY OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the common stock, which is the Company's only outstanding class of stock, as of May 31, 2001 by: (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of common stock; (ii) each of the Company's directors; and (iii) all directors and officers of the Company as a group.

Name and Address	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)
5% Owners

Gerald R. Allard (2).......................................... 520 South Collier Boulevard Chalet Number 301 Marco Island, FL 38937	801,299	8%
Dimensional Fund Advisors (3)....................... 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	448,300	5%
Michael Foster (4)........................................... 170 Cliff Road Nantucket, MA 02584	925,937	9%
James C. Griffin, Jr. (5)..................................... 2475 Coral Court Coralville, IA 52241	663,897	7%
Motorola, Inc. (6).............................................. 1303 East Algonquin Road Schaumburg, IL 60196	756,240	8%
Sunrise Capital Partners, L.P. (7).................... 685 Third Avenue, 15th Floor New York, NY 10017	17,352,379	68%
Directors and Executive Officers
John R. Allard (8).............................................. 1155 Elm Street Manchester, NH 03101	502,489	5%
Lawrence S. Coben (9)...................................... 685 Third Avenue, 15th Floor New York, NY 10017	17,352,379	68%
Paul G. Giovacchini (10).................................... 55 Ferncroft Road Danvers, MA 01923	11,667	*
Irwin N. Gold (11)................................................ 685 Third Avenue, 15th Floor New York, NY 10017	17,352,379	68%
Joseph A. Julian, Jr. (12).................................... 685 Third Avenue, 15th Floor New York, NY 10017	17,352,379	68%
John W. Powers (13)........................................... 1155 Elm Street Manchester, NH 03101	79,800	1%
David A. Preiser (14)........................................... 685 Third Avenue, 15th Floor New York, NY 10017	17,352,379	68%
Jack E. Schang...................................................... 6405 Nineteen Mile Road Sterling Heights, MI 48314	--	*
Michael D. Stewart (15)........................................ 685 Third Avenue, 15th Floor New York, NY 10017	17,352,379	68%
Bernard H. Tenenbaum (16)................................. 767 5th Avenue, 48th Floor New York, NY 10053	14,762	*
All executive officers and directors as a group (10 persons)(17)..........................................	17,961,097	69%

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 * Less than one percent

(1)	Calculated on the basis of the amount of outstanding common stock, excluding stock held by or for the account of the Company or its subsidiaries and including stock deemed outstanding pursuant to that person's right to acquire beneficial ownership of such stock within 60 days.
(2)	According to a Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on April 10, 2001, Gerald R. Allard has shared voting power (with Sunrise, see footnote (7)) and sole dispositive power with respect to the 801,299 shares of common stock (which figure includes 41,642 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the exercise of common stock purchase warrants and 212,379 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the conversion of convertible promissory notes held by him).
(3)	According to a Schedule 13G filed with the Commission on February 2, 2001, Dimensional Fund Advisors, a Commission-registered investment adviser has sole voting and dispositive power with respect to the 448,300 shares of common stock.
(4)	Mr. Foster has shared voting power (with Sunrise, see footnote (7)) and sole dispositive power with respect to the 925,937 shares (which figure includes 317,280 shares of the Company's common stock which Mr. Foster has the right to acquire within 60 days pursuant to the exercise of stock options). Mr. Foster retired as Chairman and Chief Executive Officer of the Company on December 21, 1999.
(5)	According to a Schedule 13D filed with the Commission on May 18, 2001, James C. Griffin, Jr. has sole voting and dispositive power with respect to 663,897 shares of common stock (which figure includes 5,000 shares of common stock which Mr. Griffin has the right to acquire within 60 days pursuant to the exercise of stock options).
(6)	According to a Schedule 13G filed with the Commission on May 17, 2001, Motorola, Inc. has sole voting and dispositive power with respect to the 756,240 shares of common stock.
(7)	According to a Schedule 13D filed with the Commission on February 1, 2001, Sunrise Capital Partners, L.P. has sole voting and dispositive power with respect to 15,877,917 shares of common stock (which figure includes 2,351,314 shares of common stock which Sunrise has the right to acquire within 60 days pursuant to the exercise of common stock purchase warrants and 11,991,703 shares of common stock which Sunrise has the right to acquire within 60 days pursuant to the conversion of convertible promissory notes held by Sunrise). Sunrise also has shared voting power (but not shared dispositive power) with respect to 1,474,462 shares of common stock not held of record by Sunrise but which are the subject of a stockholders agreement between Sunrise and the owners of such shares.
(8)	Mr. Allard has shared voting power (with Sunrise, see footnote (7)) and sole dispositive power with respect to the 502,489 shares (which figure includes 303,500 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the exercise of stock options, 21,999 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the exercise of common stock purchase warrants and 112,200 shares of common stock which Mr. Allard has the right to acquire within 60 days pursuant to the conversion of convertible promissory notes held by him).
(9)	Includes 17,352,379 shares of the Company's common stock beneficially owned by Sunrise (see footnote (7)). Mr. Coben may be deemed to share beneficial ownership of the common stock owned by Sunrise by virtue of his status as a principal of Sunrise Advisors, LLC, the managing partner of Sunrise. Mr. Coben disclaims any beneficial ownership in these shares.
(10)	Includes 11,667 shares of the Company's common stock which Mr. Giovacchini has the right to acquire within 60 days pursuant to exercise of stock options.
(11)	Includes 17,352,379 shares of the Company's common stock beneficially owned by Sunrise (see footnote (7)). Mr. Gold disclaims any beneficial ownership in these shares.
(12)	Includes 17,352,379 shares of the Company's common stock beneficially owned by Sunrise (see footnote (7)). Mr. Julian disclaims any beneficial ownership in these shares.
(13)	Includes 79,800 shares of the Company's common stock which Mr. Powers has the right to acquire within 60 days pursuant to exercise of stock options.
(14)	Includes 17,352,379 shares of the Company's common stock beneficially owned by Sunrise (see footnote (7)). Mr. Preiser disclaims any beneficial ownership in these shares.
(15)	Includes 17,352,379 shares of the Company's common stock beneficially owned by Sunrise (see footnote (7)). Mr. Stewart disclaims any beneficial ownership in these shares.
(16)	Includes 11,667 shares of the Company's common stock which Mr. Tenenbaum has the right to acquire within 60 days pursuant to the exercise of stock options.
(17)	Includes 608,718 shares of the Company's common stock which certain officers and directors (excluding Messrs. Coben, Gold, Julian, Preiser and Stewart) have a right to acquire within 60 days pursuant to the exercise or conversion of stock options, common stock purchase warrants and convertible promissory notes (consisting of 406,634 shares of common stock pursuant to the exercise of stock options, 21,999 shares of common stock pursuant to the exercise of common stock purchase warrants and 112,200 shares of common stock pursuant to the conversion of convertible promissory notes). Also includes 17,352,379 shares of the Company's common stock which are beneficially owned by Sunrise (see footnote (7)). Messrs. Coben, Gold, Julian, Preiser and Stewart each disclaim beneficial ownership of the shares owned by Sunrise.

CHANGE OF CONTROL TRANSACTION

      On July 31, 2000, the Company and its subsidiaries entered into a Convertible Note Agreement (the "Convertible Note Agreement") with Sunrise. Pursuant to the Convertible Note Agreement, Sunrise and certain other participants (which include certain members of the Company's management and some members of the Allard-Nazarian Group, Inc.) purchased $24.1 million in convertible promissory notes, common stock of the Company, and warrants to purchase common stock. Sunrise and the other participants purchased the securities from the Company in three series. The first series of securities was purchased on August 9, 2000, the second on November 16, 2000 and the third on January 29, 2001. Sunrise now owns or has the right to acquire common shares representing approximately 68% of the Company's total common shares.

      Prior to entering into the transaction with Sunrise, Stephen Carlotti resigned from the Board of Directors of the Company. Four additional Board members (Michael Foster, Irving Gutin, James Risher and Steven Shulman) resigned from the Board of Directors in connection with the transaction, and were replaced by four nominees designated by Sunrise (David A. Preiser, Joseph A. Julian, Jr., Michael D. Stewart and Irwin N. Gold) who were elected by the remaining Board members.

      Sunrise Capital Partners, L.P. is a private investment fund with over $200 million in committed capital focusing on the acquisition of controlling interests in middle market companies. The funds invested by Sunrise were drawn from funds held for investment. Participating with Sunrise in the purchase of the securities were The John R. Allard Revocable Trust of 1993, Lisa A. DiBrigida, Kim Allard Socha, The Michael E. Allard Revocable Trust of 1994, Gerald R. Allard, The David and Angella Nazarian Family Trust, The Samy Nazarian Trust, Younes Nazarian and Richard A. Beyer. Collectively, these participating interests represented approximately 14% of the outstanding voting shares of the Company on a fully-diluted basis (assuming conversion by the participants of all the promissory notes purchased by them and exercise by the participants of all the common stock purchase warrants) following the series of sales.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires that each director and certain officers of the Company file reports of initial beneficial ownership and changes in beneficial ownership of the Company's common stock with the Securities and Exchange Commission. To the Company's knowledge, during 2000 all directors and officers filed such required notices.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal years ended September 24, 2000, September 26, 1999, and September 27, 1998 of those persons who were during the fiscal year ended September 24, 2000 (i) the Chief Executive Officer and (ii) each of the highly compensated executive officers of the Company other than the Chief Executive Officer (with the Chief Executive Officer, collectively, the "Named Officers").

Summary Compensation Table

		Annual Compensation(1)		Long-Term Compensation Securities Underlying Options
					All Other Compensation($)
Name and Principal Position	Year	Salary($)	Bonus($)
John R. Allard(2).............	2000	300,040	—	200,000	15,029(3)
Chairman, President and CEO	1999	272,921	—	25,000	13,234(4)
	1998	—	—	20,000	—

John W. Powers...............	2000	178,263	50,000	50,000	9,783(5)
Vice President and CFO	1999	168,222	—	7,200	11,992(6)
	1998	135,522	—	5,000	10,848(7)

Michael H. Foster(8)..........	2000	138,133	—	—	214,153(9)
Formerly, Chairman and CEO	1999	509,648	—	100,000	79,939(10)
	1998	400,036	—	86,000	23,855(11)

__________

(1)	Excludes perquisites and other personal benefits, the aggregate annual amount of which was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported.
(2)	Mr. Allard became Chief Executive Officer in December 1999 and Chairman in July 2000 and was President until December 2000.
(3)	Includes $10,500 auto allowance, $4,266 contribution to the Company's 401(k) plan and $263 for group term life insurance.

(4)	Includes $9,000 auto allowance, $4,000 contribution to the Company's 401(k) plan and $234 group term life coverage.
(5)	Includes $6,250 auto allowance, $3,376 contribution to the Company's 401(k) plan and $157 for group term life insurance.
(6)	Includes $7,800 auto allowance, $4,000 contribution to the Company's 401(k) plan and $192 for group term life insurance.
(7)	Includes $7,800 auto allowance, $2,650 contribution to the Company's 401(k) plan and $398 for group term life insurance.
(8)	Mr. Foster retired as Chairman and Chief Executive Officer as of December 21, 1999.
(9)	Includes $187,512 severance, $3,424 auto allowance, $16,233 life insurance premium paid by the Company, $4,288 contribution to the Company's 401(k) plan and $2,696 for group term life insurance.
(10)	Includes $68,700 life insurance premium paid by the Company, $2,287 auto allowance, $4,000 contribution to the Company's 401(k) plan and $4,952 for group term life insurance.
(11	Includes $20,000 life insurance premium paid by the Company, $3,200 contribution to the Company's 401(k) plan and $655 for group term life insurance.

Option Grants in Last Fiscal Year (Individual Grants)

     The following table contains information concerning the grant of stock options under the Company's 1995 Stock Option Plan and the 1997 Equity Incentive Plan to the Named Officers during the Company's last fiscal year.

	Number of Securites Underlying Options Granted
		% of Total Options Granted to Employees In Fiscal 2000
Name			Exercise Price($)	Expiration Date	Grant Date Present Value(1)
John R. Allard (2)..................	200,000(3)	47.1%	$1.437	01/27/10	$144,580
Chairman, President and CEO

John W. Powers....................	50,000(3)	11.8%	$1.437	01/27/10	$36,145
Vice President,CFO

Michael Foster (4)..................	—	0.0%	$ —	—	$ —
Formerly, Chairman and CEO

__________

(1)	The weighted average fair value of options granted to the named officers was $0.72. The values were estimated on the date of grant using the Black-Sholes option pricing model with the following weighted average assumptions used: Risk free interest rate of 6.61%, expected dividend yield of 0%, expected option lives of 5 years and expected volatility of 47.37%.
(2)	Mr. Allard became Chief Executive Officer in December 1999 and Chairman in July 2000 and was President until December 2000.
(3)	Options granted under the Company's 1997 Equity Incentive Plan at an exercise price equal to the fair market value of the Company's common stock on the date of grant. The options vest in 1/3 increments upon closing of the sale of the Company's Husky Technology business, closing of the sale of the Company's Instruments business and upon the refinancing of the Company's bank credit facility, or in full on January 26, 2001.
(4)	Mr. Foster retired as Chairman and Chief Executive Officer as of December 21, 1999.

Option Exercises And Fiscal Year End Values

     The following table contains information with respect to aggregate stock options exercised by the Named Officers during fiscal 2000, as well as unexercised options to purchase the Company's common stock granted through September 24, 2000 under the Company's 1995 Stock Option Plan or 1997 Equity Incentive Plan to the Named Officers and held by them at that date.

Aggregated Options/SAR Exercises In Last Fiscal Year And Fiscal Year End Option Value

			Number of Securities Underlying Unexercised Options at September 24, 2000 Common Stock
	Shares Acquired on Exercise (#)				Value of Unexercised In-the-Money Options at September 24, 2000 ($)(1) Common Stock
		Value Realized ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John Allard..........................	—	—	155,001	89,999	133,333	66,667
Chairman, President
and CEO

John Powers..........................	—	—	44,067	23,133	33,333	16,667
Vice President, CFO

Michael Foster.......................	—	—	317,280	—	—	—
Formerly Chairman
and CEO

__________

(1)	Based on the difference between the exercise price of each grant and the closing price of the Company's Common Stock as quoted on the OTC Bulletin Board on September 24, 2000, which was $1.719.

      The foregoing options were granted under either the 1995 Stock Option Plan (the "1995 Plan") or the 1997 Equity Incentive Plan (the "1997 Plan"). Both plans are administered by the Stock Option/Compensation Committee, which consists of not less than three outside directors. The Committee determines the key employees to whom, and the time or times at which, options will be granted, the number of shares subject to each option and the terms upon which each option may be granted. An aggregate of 550,000 shares of common stock are reserved for issuance under the 1995 Plan and an aggregate of 3,500,000 shares of common stock are reserved for issuance under the 1997 Plan. Since the adoption of the 1995 Plan on June 6, 1995, options for a total of 550,000 shares of common stock (or all of the shares reserved for issuance) have been granted to selected officers and key employees of the Company. Since the adoption of the 1997 Plan on June 10, 1997, options for a total of 1,607,200 shares of common stock have been granted to selected officers and key employees of the Company.

Change In Control Plan and Severance Agreements

      The Board of Directors has adopted a Change in Control Plan which covers two current officers and one key employee, including certain Named Officers. The provisions of the Change in Control Plan only become effective upon the occurrence of an event constituting a change in control of the Company. Under the Change in Control Plan, a "Change in Control" shall be deemed to have occurred if any of the following events occur: (i) any "person" (as such term is defined in Section 13 and 14 under the Exchange Act) except for Michael Foster (the former Chairman and Chief Executive Officer of the Company), directly or indirectly, is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act) of 25% or more of the Company's common stock; (ii) any change occurs in the composition of the company's Board of Directors resulting in a majority of the present directors not constituting a majority two years from such date, provided that directors who were elected by or on the recommendation of such present majority shall be excluded; or (iii) any other event that would be required to be reported under Item 1 of Form 8-K pursuant to Section 13 or Section 15(d) of the Exchange Act. A change in control shall not be deemed to have occurred if such change in control results from a distressed sale of the Company due to the Company's material default with respect to any applicable debt covenants with its lender. The July 2000 Sunrise Change in Control transaction described above constituted a change in control under the Change in Control Plan.

      The Change in Control Plan provides that if, within one (1) year after a change in control of the Company, a Named Officer is discharged without Cause (as defined below) or has resigned for reasons relating to a diminution of responsibilities, compensation or benefits or relocation of place of employment, the Company shall pay to such individual a lump sum severance benefit. For purposes of the Change in Control Plan, "Cause" shall mean conviction of certain crimes, willful misconduct or conduct that caused the Company to suffer a substantial loss or damage. Currently, each Named Officer would receive between nine and eighteen months of base salary, plus bonus, depending upon the Named Officer's years of service and status with the Company. At the discretion of the Board of Directors, the vesting of options may be accelerated in the event of a Change in Control. A Named Officer may resign at any time and for any reason within one year of a Change in Control and receive the base salary component only of the lump sum benefit.

      In addition to being covered by the Change In Control Plan, Mr. Allard has a Severance Agreement with the Company which provides, in relevant part, that if the Company terminates his employment for any reason other than cause, or in connection with a change-in-control, the Company will continue to pay him at his then present salary rate for a period of eighteen months.

      Mr. Foster has a Severance Agreement with the Company, effective January 1, 2000 and continuing for a period of five years, which provides, in relevant part, for severance of $250,000 per year, payment of life and medical insurance premiums of $16,000 for the first year of the Agreement and approximately $20,000 for the next four years and a car allowance of $12,000 per year. The agreement also provides for the full vesting of options held by Mr. Foster. The expiration and option exercise prices remain unchanged.

Report of the Stock Option/Compensation Committee

      During fiscal 2000, the Stock Option/Compensation Committee in consultation with the Company's other outside directors established the compensation of the Chairman, President and Chief Executive Officer and the Vice President and Chief Financial Officer of the Company. In determining the individual elements of compensation, the Stock Option/Compensation Committee strives to enable the Company to attract and retain key executives critical to the long-term success of the Company, provide compensation opportunities which are comparable to those offered by similar companies, reward long-term strategic management and the enhancement of shareholder value and create a performance-oriented environment.

      In order to meet the foregoing objectives, the Stock Option/Compensation Committee in consultation with the Company's other outside directors has attempted to design and choose components of compensation. Compensation packages consist of cash, certain benefits and equity-based compensation. The Company's compensation provides for competitive base salaries which reflect individual performance and level of responsibility. Annual bonuses, when given, are linked to the financial performance of the Company and its subsidiaries as a whole, job performance and the meeting of specific goals. Also included are plans which reward the enhancement of long-term value to the Company's shareholders.

      The compensation of the Named Officers for fiscal 2000 was based on the policies described above. Bonus awards are determined on the basis of a formula in which a weighted performance factor is applied to a target award established for each of the above officer's respective salary levels. The weighted performance factor is derived as a result of the achievement of certain Company performance targets, including the achievement of a certain level of earnings per share. No bonuses were paid to the above officers in fiscal 2000.

      Annually, the Stock Option/Compensation Committee reviews with the Chief Executive Officer the individual performance of each of the other executive officers and his recommendations with respect to the appropriate compensation awards. The Stock Option/Compensation Committee also reviews with the Company's Chief Executive Officer the financial and other objectives for each of the executive officers for the following year.

      The Stock Option/Compensation Committee has not formally addressed the restrictions under Section 162(m) of the Internal Revenue Code of 1986 because it does not anticipate paying compensation to its executive officers in an amount to which Section 162(m) would apply.

      Stock Option/Compensation Committee:

        Joseph A. Julian, Jr.
        David A. Preiser
        Bernard H. Tenenbaum

Compensation Committee Interlocks and Insider Participation

      The current members of the Company's Stock Option/Compensation Committee are Messrs. Julian, Preiser and Tenenbaum. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Stock Option/Compensation Committee of the Company.

Report of the Audit Committee

      The Audit Committee reviews the scope of and the results of the audit by the independent public accountants, makes recommendations to the Board as to the selection of independent public accountants for each fiscal year, and reviews the adequacy of the Company's internal accounting and financial controls.

      The current members of the Audit Committee are Messrs. Giovacchini, Julian and Stewart. Mr. Giovacchini is independent as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange ("NYSE") listing standards. Messrs. Julian and Stewart, who would not meet the NYSE standard of independence for audit committee independence, have served as directors since July 2000 and members of the Audit Committee since August 2000. Under the NYSE independence standards, a director is not considered independent for audit committee purposes if he is employed by the Company or any of its affiliates during the current year or any of the past three years. The NYSE independence standards, which do not apply to the Company, provide that a stockholder holding 10% or more of the Company's outstanding shares may be deemed an affiliate of the Company.

      Messrs. Julian and Stewart are principals of Sunrise, a private investment fund with over $200 million in committed capital focusing on the acquisition of controlling interests in middle market companies. As of May 31, 2001, Sunrise beneficially owns approximately 72% of the Company's outstanding shares making it an affiliate of the Company. The Company's Board of Directors determined that the membership on the audit committee of Messrs. Julian and Stewart is in the best interests of the Company and its stockholders.

      Presently, the Audit Committee does not operate under a written charter approved by the Board of Directors.

      In fulfilling its oversight responsibilities regarding the Company's financial statements for the year ended September 24, 2000, the Audit Committee reviewed with management the audited financial statements included in the Company's Annual Report. This review included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors their judgments as to the quality, and not just the acceptability, of the Company's accounting principles and other matters required for discussion under Statement of Accounting Standards No. 61.

      The Audit Committee received and reviewed the written disclosure and the letter from the independent auditors required by Independence Standards Board Standard No. 1. Further, the Audit Committee recommended to the Company's Board of Directors, and the Board approved, that the Company's audited financial statements for the year ended September 24, 2000 be included in the Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

      Audit Committee:

        Paul G. Giovacchini
        Joseph A. Julian, Jr.
        Michael D. Stewart

      The following graph compares the five-year cumulative total returns of NEXIQ Technologies, Inc., the Nasdaq Stock Market Index, the Nasdaq Stocks (SIC 3800-3899) Index and the Previous Peer Group(1). The Company has chosen the Nasdaq Stock (SIC 3800-3899) Index to replace the Previous Peer Group as a result of the Company's restructuring actions in recent years such that the businesses of the peer group are no longer similar to the Company's business. The performance of the Previous Peer Group is displayed here for comparative purposes as required by Securities and Exchange Commission rules and will not be provided in the future. The graph assumes $100 was invested in the stock or the Index on October 1, 1995, and also assumes the reinvestment of dividends.

EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

COMPARISON OF STOCKHOLDER TOTAL RETURN AMONG NEXIQ TECHNOLOGIES, INC., NASDAQ STOCK MARKET (U.S.COMPANIES), NASDAQ STOCKS (SIC 3800-3899) AND SELF-DETERMINED PEER GROUP

	09/30/95	09/30/96	09/30/97	09/30/98	09/30/99	09/30/00
NEXIQ Technologies, Inc.	100	270.833	404.167	220.833	100	54.167
NASDAQ Stock Market (U.S. Companies)	100	118.665	162.899	165.470	270.346	358.869
NASDAQ Stocks (SIC 3800-3899 U.S. Companies)	100	102.528	135.590	95.520	149.793	238.81
Self-Determined Peer Group	100	98.655	137.045	126.274	114.043	161.249

(1)	The Previous Peer Group was a composite group index consisting of companies which sell handheld computers, terminals and associated software, electrical equipment products and instrumentation. The peer group, selected with the assistance of the Company's investment bankers, is composed of the following issuers: Advanced Lighting Technologies, Inc., Applied Digital Solutions, Inc., Aura Systems, Inc., BEI Technologies, Inc., Fieldworks, Inc., Itron, Inc., Magnetek, Inc., Metrologic Instruments, Inc., Miltope Group, Inc., NAI Technologies, Inc., PSC, Inc., Percon, Inc., ScanSource, Inc., Symbol Technologies, Inc., Telxon Corp., Unova, Inc. and Woodhead Industries, Inc.

Certain Relationships and Related Transactions

      On July 31, 2000, the Company and its subsidiaries entered into a Convertible Note Agreement with Sunrise Capital Partners, L.P., a private investment fund. David A. Preiser, Joseph A. Julian, Jr., Michael D. Stewart, Irwin N. Gold and Lawrence S. Coben, directors of the Company, are affiliated with Sunrise. Pursuant to the Convertible Note Agreement, Sunrise and certain other participants (which include John R. Allard and certain members of the Allard-Nazarian Group, Inc.) agreed to invest up to $24.1 million in exchange for convertible promissory notes, common stock of the Company, and warrants to purchase common stock. Sunrise and the other participants purchased the securities from the Company in three series. The first, second and third series of securities were purchased on August 9, 2000, November 16, 2000 and January 29, 2001, respectively. The purchase of the third series of securities was at the option of Sunrise. See Note 4 to the consolidated financial statement for a more complete description of the Sunrise transaction.

      Prior to the sale of WPI Instruments, Inc. in November 2000, the Company leased and occupied a building at 850 Perimeter Road, Manchester, New Hampshire (the "Perimeter Road Facility") from 850 Perimeter Road Associates NA, LLC, a New Hampshire limited liability company in which Mr. Allard is a member. The yearly base rental for the Perimeter Road facility, which houses the operations of WPI Instruments, Inc., was approximately $468,000. In management's opinion, the lease rate for this facility is not in excess of the range of fair market rentals in the relevant area.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 2 ON THE PROXY CARD)

      The Board of Directors has appointed PricewaterhouseCoopers LLP as its independent accountants for the fiscal year ending September 30, 2001, subject to shareholder ratification.

Previous Independent Accountants

      On May 24, 2001, NEXIQ Technologies, Inc. (the "Company") notified Arthur Andersen, LLP that it was changing its independent accountants to PricewaterhouseCoopers LLP for the fiscal year ending September 30, 2001. The Audit Committee of the Board of Directors and the Board of Directors of the Company approved the decision to change its independent accountants.

      The reports of Arthur Andersen LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of Arthur Andersen LLP on the Company's financial statements for the year ended September 24, 2000 included an explanatory paragraph relating to an uncertainty about the Company's ability to continue as a going concern.

      The Company and Arthur Andersen LLP have not, in connection with the audit of the Company's financial statements for each of the prior two years ended September 24, 2000 and September 26, 1999 or for any subsequent interim period prior to and including May 24, 2001, had any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope. During this period, there were also no disagreements which, if not resolved to Arthur Andersen LLP's satisfaction, would have caused them to make reference to the subject matter of such disagreement in their reports on the financial statements for such years, except with respect to the information previously reported in the Company's February 9, 1999 press release concerning the results of operations for the fiscal 1999 first quarter.

      A representative of Arthur Andersen LLP is not expected to be present at the Meeting.

Audit Fees

      The aggregate fees billed by Arthur Andersen LLP for professional services rendered in connection with the audit of the Company's Annual Report on Form 10-K for the year ended September 24, 2000 and the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended December 26, 1999, March 26, 2000 and June 25, 2000, totaled $96,750.

Financial Information Systems Design and Implementation Fees

      Arthur Andersen LLP did not render any information technology services to the Company for the fiscal year ended September 24, 2000.

All Other Fees

      The aggregate fees for all other non-audit services, including fees for tax related services, rendered by Arthur Andersen LLP for the Company's fiscal year ended September 24, 2000, totaled $54,700.

      The Audit Committee has determined that the non-audit services rendered by Arthur Andersen LLP for the Company's most recent fiscal year were compatible with maintaining the independence of Arthur Andersen LLP.

New Independent Accountants

      During the fiscal years ended September 24, 2000 and September 26, 1999 and through the date of this report, PricewaterhouseCoopers LLP has not been engaged as an independent accountant to audit either the financial statements of the Company, nor has it been consulted regarding the application of the Company's accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

      A representative of Pricewaterhouse Coopers LLP is not expected to be present at the Meeting.

      Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants requires the affirmative vote of a majority of the outstanding shares of common stock present or represented at the Meeting by holders of the Company's common stock entitled to vote thereon.

Recommendation of the Board of Directors

     The Board of Directors recommends that the shareholders vote "FOR" ratification of this appointment. Proxies solicited by the Board of Directors will be voted "FOR" the proposal unless otherwise indicated.

DEADLINE FOR SHAREHOLDERS' PROPOSALS

      Any shareholder proposals to be considered by the Company for inclusion in the Company's proxy materials for the 2002 Annual Meeting must be received by the Company at its principal executive offices by October 31, 2001. With respect to any shareholder proposal that a shareholder does not seek to have included in the Company's proxy materials, the proxyholders named in management's proxy for that annual meeting will be entitled to exercise their discretionary authority on that proposal if the Company does not receive proper notice of the matter proposed before December 1, 2001. If proper notice is timely received, the proxyholders named in management's proxy may nevertheless exercise discretionary authority to the extent permitted by appropriate regulations of the Securities and Exchange Commission. In any event, the Company may have no obligation to include such proposals submitted after October 31, 2001 on the agenda of the 2002 Annual Meeting.

OTHER MATTERS

      Management knows of no matters to be presented at the Meeting other than those set forth in the accompanying proxy. However, if other matters are properly presented for action, it is the intention of the persons named in the proxy to vote upon such matters in accordance with their best judgment.

AVAILABILITY OF FORM 10-K

      The Company's Annual Report on Form 10-K for the year ended September 24, 2000 is incorporated by reference and is being mailed to shareholders with this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
William V. A. Zorn, Secretary

Manchester, New Hampshire
June 27, 2001

NEXIQ TECHNOLOGIES, INC.
1155 Elm Street
Manchester, New Hampshire 03101

PROXY SOLICITED ON BEHALF OF THE BOARD OF THE COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JULY 18, 2001

The undersigned hereby appoints as Proxies, each of John R. Allard and John W. Powers, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of capital stock of NEXIQ TECHNOLOGIES, INC. held of record by the undersigned on June 19, 2001, at the Annual Meeting of Shareholders to be held on July 18, 2001, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

	FOR ALL	WITHHELD ALL	FOR ALL EXCEPT:
1. Election of 8 directors John Allard, Lawrence Coben, Paul Giovacchini, Irwin Gold, Joseph Julian, Jr., David Preiser, Michael Stewart, Bernard Tenenbaum	/ /	/ /	/ /
(Except nominee(s) written above)
2. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.	FOR / /	AGAINST / /	ABSTAIN / /
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.	FOR / /	AGAINST / /	ABSTAIN / /

Date: _________________________________ , 2001

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Signature(s)

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